THIS AGREEMENT dated for reference the 5th day of   May, 1998

BETWEEN:

LAXARCO HOLDING LIMITED, a Company incorporated pursuant to the laws of the Republic of Cyprus and having a mailing address at Office 302, Sofouli 2, P.O. Box 2545, Nicosia, Cyprus

                                   OF THE FIRST PART

               (herein referred to as "Laxarco")

AND:
CARBON RESOURCES LIMITED, a Company incorporated pursuant to the laws of the Republic of Cyprus and having a mailing address at Office 302, Sofouli 2, P.O. Box 2545, Nicosia, Cyprus

                                   OF THE SECOND
PART

               (herein referred to as "Carbon")

AND:
AUTOMATED TRANSFER SYSTEMS CORPORATION, a Company incorporated pursuant to the laws of the State of Colorado and having its registered and records office at 1812 56th Avenue, Greeley, Colorado

                                   OF THE THIRD
PART

               (herein referred to as the "Company")

AND:
STONE CANYON RESOURCES LTD., a Company incorporated pursuant to the laws of the Province of Alberta and having its registered and records office at 1800 First Canadian Centre, 350-7th Avenue S.W., Calgary,
Alberta

                                   OF THE FOURTH
PART

               (herein referred to as "Stone Canyon")

WHEREAS:

Laxarco is the registered and beneficial owner of all of the issued and outstanding shares in the capital stock of Carbon (the "Carbon Shares"); and

Carbon holds the rights in and to certain patents for the development of the SYNGEN technology as appended hereto as Schedule "A"; and

Carbon holds a 100% interest in a Heads of Agreement executed by and between Laxarco and the N.D. Zelinsky Institute and appended hereto as Schedule "B"; and

Laxarco  and the Company wish to effect an exchange of 75%
(Seventy-Five Percent) of the organised shares of common stock of Carbon, being a total of 3,750 shares, for 10,000,000 restricted shares of the common stock of the Company and the parties to this Agreement have agreed to the share exchange subject to the terms and conditions set out below; and

The Company has agreed to be bound by all agreements between Laxarco and Carbon as properly disclosed to the Company by such parties; and

The parties to this Agreement wish to make provisions for the advancement of funds from the Company prior to the Effective Date and to make arrangements for the repayment of those funds; and

Stone Canyon is the controlling shareholder of the Company and in order to enduce certain of the shareholders of Laxarco to conclude the transactions as anticipated by this Agreement, Stone Canyon has entered into an option agreement with said shareholders to option certain shares of the Company presently held by Stone Canyon; and

As consideration for Stone Canyon completing the option agreement, the Company wishes to grant to Stone Canyon, upon the fulfilment of the transactions contemplated by this Agreement, the right to cause the Company to transfer to Stone Canyon all of the issued and outstanding common shares of Stone Canyon Resources Inc. which is the wholly owned subsidiary of the Company, holding certain oil and gas assets.

NOW THEREFOR THIS AGREEMENT WITNESSES that for and in consideration of the mutual premises and the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

DEFINITIONS

For all purposes of the Agreement:

"Effective Date" means the date that this Agreement is approved by the shareholders of the Company and the articles of exchange are filed with the State of Colorado;

"Shareholder Approval" means the requisite shareholder approvals required by each of the parties to this Agreement;

"Escrow Agreement" means that Agreement dated of even date herewith between the Company, Laxarco and Lawler & Associates to be substantially in the form attached hereto as Schedule "C";

"Escrow Holder" means Lawler & Associates, a professional law corporation;

"Contracts" means all of the commitments, agreements, contracts, instruments, leases and other documents entered into by the parties to this Agreement by which the parties to this Agreement are bound or to which the parties to this Agreement or the Business Assets of the parties are subject (other than the Permitted Liens) and which are enumerated and described in Schedule's "E" and "M";

"Company's Shares" means the fully paid and non-assessable shares of common stock of the Company to be allotted and issued to Laxarco pursuant to Article 2 hereof, and which will be held in escrow pursuant to the terms of the Escrow Agreement;

"Shareholders Meeting" means the general meeting of the shareholders of the Company to be called pursuant to Article 9.2(b);

"Successful Completion" means the successful completion of the 2 bbl per day pilot unit that incorporated the SYNGEN technology and the Fischer-Tropsch technology, as further described in the Heads of Agreement appended as Schedule "B" hereto. "Successful Completion" in this case is taken to mean that the SYNGEN pilot unit will operate on natural gas feedstock which may be in whole or in part gas from a city gas main to produce a synthesis gas which the Fischer-Tropsch unit will then convert into a hydrocarbon product, other gases, and water vapor. The hydrocarbon product shall have a preponderance of the carbon chain distribution in the gasoline fraction (eg. Hexanes and higher) and heavier. Such distribution will be determined by a mole balance based on chromatographic analysis. It is mutually recognised that the 2 bbl per day unit is a "Proof of Concept" unit and the results of its operation will be used to optimise the operating parameters for the larger Demonstration unit. The parties agree to verification of results by an Independent Valuator to be appointed by the parties.

"Independent Valuator" means that person agreed to by the parties to this Agreement whose qualifications and business experience are of such a standard so as to qualify that person to examine and prepare an evaluation of the technology to be developed pursuant to this Agreement, and render an opinion as to whether the "Proof of Concept" has been fulfilled and the Independent Valuator will recommend the construction of the Larger Demonstration Unit.

"Larger Demonstration Unit" means a skid mounted mini plant having both a SYNGEN and Fischer-Tropsch conversion system to produce nominally
100 bbl a day stream of unseparated hydrocarbon liquids. The plant will not include any product fractionation or treating processes. Its function is to demonstrate to prospective clients the efficiencies and operating parameters to be expected in a commercial sized unit. The plant may or may not include provision for generation of requirements such as power, enriched air, etc.

"Termination Date" means the day that is thirty (30) days after the last day of the month in which all of the Company's Approvals as defined in Section
6.1 (b) hereof, are received;

"Carbon Shares" means a total of 3,750 shares of the organised shares in the capital of Carbon, to be exchanged by Laxarco with the Company, and being 75% (Seventy-Five) of the organised shares of Carbon, 5,000 shares being all of the issued and outstanding organised shares of Carbon;

"Share Exchange" shall mean the exchange of the Company's Shares for the Carbon Shares as contemplated herein.

In this Agreement, except as otherwise expressly provided:

"Agreement" means this agreement, including the preamble and the schedules hereto, as it may from time to time be supplemented or amended in effect;

all references in this Agreement, to a designated "Section" or other subdivision or to a schedule is to the designated Section or other subdivision of, or Schedule to, this Agreement;

the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision or Schedule;

the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof;

the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and where applicable a body corporate; the word "or" is not exclusive and the word "including" is not limiting, whether or not non-limiting language, such as "without limitation" or "but not limited" to or words of similar import, is used with reference thereto;

any accounting term not otherwise defined has the meanings assigned to it in accordance with generally accepted accounting principals applicable to the United States of America;

any reference to a statute includes and is a reference to that statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superceding that statute or regulations;

where any representation or warranty is made "to the knowledge of" any Person, such Person will not be liable for a misrepresentation or breach of warranty by reason of the fact, state of facts, or circumstances in respect of which the representation or warranty is given being untrue if such Person proves:

that such Person conducted a reasonable investigation so as to provide reasonable grounds for a belief that there had been no misrepresentation or breach of warranty; and

that fact, state of facts, or circumstances could not reasonably be expected to have been determined as a result of that reasonable investigation, irrespective of the actual investigation conducted by such Person;

except as otherwise provided, any dollar amount referred to in this Agreement is in U.S. funds; and

any other term defined within the text of this Agreement has the meanings so ascribed.

The following are the Schedules to this Agreement:

Schedule            Description
A.                  Patents
Heads of Agreement
Escrow Agreement
Authorised and Issued Capital of the Company
Liabilities and Permitted Liens of the Company
Outstanding Stock Options and Warrants of the Company
Audited Financial Statements of the Company
Contracts of the Company
Closing Warranty and Certificate of the Company
Agreements of Carbon
Unaudited, Prepared by Management Financial Statements of Carbon
Authorised and Issued Capital of Carbon
Permitted Liens of Carbon
Closing Warranty and Certificate of Laxarco
Bank Information for the Company

SHARE EXCHANGE

Subject to the terms and conditions hereof and the requisite shareholder approvals, as at the Effective Date, the Company shall exchange the Company's Shares for the Carbon Shares.

The Company' Shares shall be held in escrow in the manner required by the Escrow Agreement and shall be released in the manner provided therein.

ADVANCEMENT AND REPAYMENT OF FUNDS

The parties hereto acknowledge that funds for the ongoing business of Carbon will be required prior to the Effective Date and the Company has agreed to advance funds prior to closing by way of loans to Carbon.

Upon the advancement of funds, by the Company to Carbon, Carbon and Laxarco will execute promissory notes in favor of the Company for the funds advanced, on the following terms:

Interest rate of 2% per annum calculated annually and repayable, on demand, 12 months from the date of the advance of funds;

Upon closing the Company and Carbon will re-execute loan agreements for the aggregate amount advanced by the Company pursuant to Section 3.1 on terms to be negotiated between the Company and Carbon.

CLOSING

The completion of the Share Exchange will take place at the Effective Date at such place as each of the parties to this Agreement may agree to;

The Effective Date shall occur no later than 90 days from the date of execution of this Agreement, and this Agreement shall be voidable thereafter at the option of the Company or Laxarco upon thirty (30) days notice in writing to the parties hereto, such election not to be unreasonably exercised. This Agreement will terminate on the effective date of such notice of termination and except for the provisions of Sections 3.2 and 3.3 , shall thereafter be null and void;

In the event that this Agreement is terminated pursuant to Section 4.2 above, and either Laxarco or the Company has not used its best efforts to complete the transactions contemplated by this Agreement, then notwithstanding any other provision of this Agreement if the Company failed to use its best efforts, the Company shall be liable for and shall pay all costs and expenses incurred by Laxarco and the Company in connection with this Agreement; and

if Laxarco failed to used its best efforts, Laxarco will be liable for and shall pay all costs and expenses incurred by the Company and Laxarco in connection with this Agreement.

5.0  TRANSACTION EXPENSES

Except as provided in Section 4.3, each party to this Agreement shall bear all costs and expenses incurred by him or it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Unless otherwise expressly provided herein, all costs and expenses related to satisfying any condition or fulfilling any covenant contained in this Agreement shall be borne by the party whose responsibility it is to satisfy the condition or fulfil the covenant in question.

APPROVALS

The obligations of the parties to complete the exchange of shares shall be subject to the following:

the passing of the resolutions by the shareholders of the Company contemplated by Article 9.2 (b) at the Shareholders Meeting ( the
"Company's Approvals");

the passing of the resolutions by the shareholders of Laxarco authorizing Laxarco to enter into and conclude this Agreement ( the "Laxarco
Resolutions");

6.2 The Company, Laxarco, and Carbon shall use their best and reasonable efforts to obtain the required Approvals prior to the Closing.

7.0      THE COMPANY WARRANTIES AND REPRESENTATIONS

7.1 The Company warrants and represents to the parties to this Agreement, with the intent that the parties to this Agreement will rely thereon in entering into this Agreement and in concluding the Share Exchange contemplated herein that:

the Company is a company duly incorporated, validly existing and presently in good standing under the laws of the State of Colorado and has the power, authority and capacity to enter into this Agreement and to carry out its terms;

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorised by all necessary corporate action on the part of the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

To the knowledge of the Company, the Company has filed all reports and documents required to be filed with the Registrar of Companies for the State of Colorado, and is not in default of any requirements of the Company Act of the State of Colorado;

The directors and officers of the Company as of the date of execution of this Agreement are:

Directors:
Cameron Haworth
James Shone
Jacqueline Danforth

Officers:
Cameron Haworth - President
Jacqueline Danforth - Secretary/Treasurer

the authorised capital of the Company consists of 50,000,000 common shares with a par value of $0.002 per share of which 9,989,669 common shares are issued and outstanding as fully paid and non-assessable as of the date of this Agreement;

upon completion of the Share Exchange Laxarco shall be the beneficial and registered holder of the Company's Shares as fully paid and non-assessable, free and clear of all liens, charges and encumbrances and restrictions on transfer save and except those prescribed in the Escrow Agreement and those which may be imposed by the regulatory authorities or under applicable securities law;

there are no options, warrants, rights or agreements outstanding with respect to the issued or unissued shares of the Company except as disclosed in Schedule "F";

there are no existing agreements of any nature or kind whatsoever to which the Company is a party, except those disclosed by the Company, true copies of which have been delivered to Carbon and Laxarco;

as at the date of this Agreement, there are no liabilities, contingent or otherwise, including assessed or unassessed income tax liabilities nor is there any undisclosed litigation, proceeding or investigation pending or threatened against the Company, its property or business, nor does the Company know or have ground to know of any basis for any litigation, proceeding or investigation against the Company, its properties or business;

the Company has all corporate power and authority to carry on its business as presently carried on;

the Company's financial statements as set out in Schedule "G" were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years, are true and correct in every material respect and present fairly and accurately the financial condition of the Company as at the Company's Statement Date and the results of its operations for the year ended on the Company's Statement Date; no material changes have occurred since the Company's statement date;

there is no indebtedness of the Company which is not disclosed or reflected in the Company's Financial Statements, other than indebtedness incurred in the ordinary course of business since the statement date;

the Company has not guaranteed, or agreed to guarantee, any Indebtedness or other obligation of any person or entity except as described in Schedule "E" attached hereto;

there are not any shareholders of the Company indebted to the Company and the Company is not indebted to any of its shareholders except as set out
in Schedule "E"   attached hereto;

the Company is not subject to any collective bargaining agreement, pension or retirement plan, bonus or profit sharing scheme or other employee benefit plan, agreement or arrangement affecting employees;

the Company has no bank, trust, savings, checking or other accounts or deposits, safety deposit boxes of other depositories except as set out in Schedule "O" which Schedule is a true and complete list showing the name of each bank, trust company or other financial institution in which the Company has accounts, deposits or safety deposit boxes and the names of all persons authorised to draw thereon or have access thereto;

all taxes and other assessments which the Company is required by law to withhold or to collect have been duly recorded, withheld and collected and have been paid over to the proper governmental authorities or held by them for such payment;

the Company is not subject to any mortgage, lien, lease, agreement, instrument or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement, or would result in the breach of any term or provision of, or constitute a default under any obligation binding on the Company;

the minute books and corporate records of the Company contain a true and complete record of all resolutions of the directors and shareholders and all records required to be maintained under the Colorado Revised Statutes;

all alterations to the Articles of the Company since its incorporation have been duly approved by the shareholders of the Company and registered with the Registrar of Companies for the State of Colorado;

the Company is not in breach of any statute, regulation or by-law applicable to the Company or its operations;

the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof, does not conflict with or result in the breach of or the acceleration of any indebtedness under, any terms, provisions or conditions of, or constitute default under the Articles of the Company or any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, consent, permit, licence, authority or other instrument to which the Purchaser is a party or is bound or any judgement, decree, order, rule or regulation of any court or administrative body by which the Company is bound, or, of any statute or regulation applicable to the Company;

the Company has been assessed for federal and state income tax for all years to and including the fiscal year of the Company ended on the Statement
Date, and the Company has withheld and remitted to the Internal Revenue Service, or other applicable tax collecting authority all amounts required to be remitted to the Internal Revenue Service or other tax collecting authority respecting payment to employees or to non-residents, or otherwise and has paid all instalments of corporate taxes due and payable;

all tax returns, filings and reports of the Company required by law to be filed prior to the date hereof including all state and federal income tax returns, all returns and filings pertaining to compensation of employees of the Company for job related injuries required pursuant to any state or federal law and any other tax returns applicable to the Company have been filed and are true, complete and correct, and all taxes and other government charges including all income, excise, sales, business and property taxes and other rates, charges, assessment, levies, duties, taxes, contributions, fees and licences required to be paid have been paid, and if not required to be paid as at the date hereof, have been accrued in the Financial Statements;

adequate provision has been made for taxes payable by the Company for which tax returns are not yet required to be filed and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by or payment of any tax, governmental charge or deficiency by the Company, and to the knowledge of the Company and its officers, directors or employees, there are no contingent tax liabilities or any grounds which would prompt a re-assessment;

the Company has made all elections required to be made under applicable income tax legislation in the United States of America, Canada or other tax legislation in connection with any distributions by the Company and all such elections were true and correct and in the prescribed forms and were made within the prescribed time periods; and

the Company has no employment, consulting or management contract or commitment with any Person, including those with any director or officer of the Company, whether oral, written, or implied, except as disclosed in
Schedule  "H"      .

LAXARCO'S WARRANTIES AND REPRESENTATIONS

Laxarco warrants and represents to the Company, with the intent that the Company will rely thereon in entering into this Agreement and in concluding the Share Exchange contemplated herein that:

Laxarco is the registered holder and beneficial owner of the Carbon Shares, free and clear of all Liens, and Laxarco has no other interest, legal or beneficial, direct or indirect, in any other shares in the capital of Carbon, or in the business or the business assets save for those disclosed in Schedule
"J" hereto;

Laxarco has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of Carbon Shares to the Company;

the authorised and issued capital of Carbon is as described in Schedule "L", Carbon Shares are validly issued and outstanding as fully paid and non-assessable;

Save for the interest of Laxarco, in and to 25% of the income derived from the Patents and Heads of Agreement, more particularly described in Schedule "J" hereto, no Person has any agreement, right or option, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, right or option:

to require Carbon to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Carbon;

for the issue or allotment of any of the authorised but unissued shares in the capital of Carbon;

to require Carbon to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of Carbon; or

to purchase or otherwise acquire any shares in the capital of Carbon;

Carbon is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Cyprus;

The President of Carbon is Thomas E. Cooley;

All alterations, if any, to the Articles and By-laws of Carbon since its incorporation have been duly approved by the shareholders of Carbon and registered with the governmental authority having jurisdiction;

Carbon has the power, authority and capacity to carry on the business as presently conducted by it;

Carbon has the power, authority and capacity to own and use all of the business assets;

Carbon owns and possesses and has good and marketable title to and possession of all the business assets free and clear of all liens, except the Permitted Liens as per Schedule "M" appended hereto;

Carbon does not own or possess any asset other than those of the business assets owned by Carbon and does not have any interest in the assets or business of any other person;

the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof, does not conflict with or result in the breach of or the acceleration of any indebtedness under, any terms, provisions or conditions of, or constitute default under the Articles or By-Laws of Carbon or any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, consent, permit, licence, authority or other instrument to which Carbon is a party or is bound or any judgement, decree, order, rule, or regulation of any court of administrative body by which Carbon is bound, or, to the knowledge of any statute or regulation applicable to Carbon;

the Financial Statements were prepared in accordance with generally accepted accounting principles applicable in Cyprus, are true and correct in every material respect and present fairly and accurately the financial condition and position of Carbon as at the Statement Date and the results of their operations to that date;

there is no indebtedness of Carbon which is not disclosed or reflected in the Financial statements, other than Indebtedness incurred in the ordinary course of business since the Statement Date;

all material transactions of Carbon have been promptly and properly recorded or filed in or with its respective books and records, and the minute book of Carbon contains all records required to be kept pursuant to applicable legislation pertaining to corporations in Carbon's jurisdiction of incorporation;

the name of each present employee of Carbon, the duration of the employment of each such employee with Carbon and the remuneration and benefit obligations of Carbon in respect of each such employee has been disclosed to the Company, and the full amounts of salaries, pensions, bonuses, commissions and other remuneration of any nature, including accrued vacation pay, severance pay and unpaid earned wages of the present or former officers, directors, employees, salesmen, consultants and agents of Carbon, as at the Effective Date, will have been paid up to the Effective Date;

There are no pension, profit sharing, incentive, bonus or similar plans or other compensation plans affecting Carbon and Carbon has no unfunded or unpaid liability in respect of any such plans;

Carbon has no contract, agreement, undertaking, or arrangement, whether oral, written or implied, and does not have any outstanding agreement, contract or commitment (whether written or oral) whatsoever relating to or affecting the conduct of the business or any of the business assets or for the purchase, sale or lease of any of the business assets other than the contracts and the permitted liens;

there is no basis for and there are no actions, suits, judgements, investigations or proceedings outstanding or pending or to the knowledge of Laxarco threatened against or affecting Carbon at law or in equity or before or by any court or federal, provincial, state, municipal or other governmental authority, department, commission, board, tribunal, bureau or agency and neither is Carbon a party to or threatened with any litigation;

Carbon:

is not in breach of any of the terms, covenants, conditions, or provisions of, is not in default under, or has done or omitted to do anything which, with the giving of notice or lapse of time or both, would constitute a breach of or a default under any contract;

is not in breach or default under any judgement injunction, or other order or aware of any judicial, administration, governmental, or other authority or arbitrator by which Carbon is bound or to which Carbon or any business assets are subject;

and Carbon has not received notice that any default, breach, or violation is being alleged;

Carbon has not guaranteed, or agreed to guarantee any indebtedness or other obligation of any Person; and

since the Statement Date:

no dividends of any kind or other distribution on any shares of Carbon have been declared or paid by Carbon;

there has been no material adverse change in the financial condition or position of Carbon, and no damage, loss or destruction materially affecting the business assets or the right, capacity or ability of Carbon to carry on the business;

Carbon has conducted the business in the usual and normal manner and has maintained the business assets in good standing; and

Carbon has not waived or surrendered any right of material value.

COVENANTS OF THE PARTIES

Between the date of this Agreement and the Effective Date, Laxarco:

will cause Carbon to afford to the Company and its authorised representatives access during normal business hours to all books, contracts, commitments, records of Carbon and will furnish such copies (certified if requested) thereof and other information as the Company may reasonably request and will take such steps as may be necessary to permit the Company and its authorised representatives to make such audit of the books of account of Carbon and such physical verification of the Business Assets as the Company may reasonably see fit;

will diligently take all reasonable steps to obtain prior to the Effective Date, all consents and approvals required to complete the transactions contemplated herein in accordance with the terms and conditions hereof including any consents, waivers, and approvals as requested by the Company or the Company's solicitor;

will do any and all things reasonably necessary and use their best efforts assist and fully co-operate with the Company in its effort to obtain the approvals within the time limited hereunder;

will cause Carbon to conduct its business and affairs diligently and only in the ordinary course, and preserve and maintain the goodwill of the Company, the business assets and the business; and

will not permit Carbon to make or agree to make any payment to any director, officer, employee or agent of Carbon except in the ordinary course of business and at the regular rate of salary and commission for such person or as reasonable reimbursement for expenses incurred by such person in connection with the business of Carbon.

Between the date of this Agreement and the Effective Date, the Company will:

afford to Laxarco and its authorised representatives access during normal business hours to all books contracts, commitments, records of the Company and will furnish such copies (certified if requested) thereof and other information as Laxarco may reasonably request, and will take such steps as may be necessary to permit the Company and its authorised representatives to make such audit of the books of account of the Company and such physical verification of the assets of the Company as Laxarco may reasonably see fit;

call a general meeting of its shareholders to be held as soon as practicable after execution hereof to consider and, if thought fit, approve resolutions respecting the following matters together with such amendments as Laxarco may specify prior to the date notice of such meeting is mailed to the Company's shareholders:

approval of the exchange of the Company's Shares for the Carbon Shares, the total organized shares of Carbon being 5,000 organized shares; and

such other matters pertaining to the transactions contemplated herein as may be reasonably requested by the Company or Carbon, the form of proxy materials for the meeting to be completed to the satisfaction of Carbon, as advised by the Company;

deliver written confirmation of each of the foregoing, if any, to Carbon; and

attend to all corporate matters to carry out and implement this Agreement as soon as possible.

9.3  The Company and Laxarco shall each complete their own due diligence investigations contemplated by subparagraphs 9.1 (a) and 9.2(a)
herein respectively in order to satisfy   themselves of the accuracy of each
other's representations and warranties hereunder, within thirty (30) days of the date of this Agreement, and shall each deliver to the other written confirmation of their satisfactory completion of such investigations. Notwithstanding any such investigations, the representations and warranties of any party hereto shall survive the Closing Date and the Closing, and shall continue in full force and effect.

9.4 The parties agree to make or cause the Company to make such joint elections under the Income Tax Act with respect to the exchange of the Company's shares or any other matters as may be reasonably requested by Laxarco and to execute and file such documents as may be necessary to give effect thereto.

NON-MERGER

The representations, warranties, covenants and agreements of Laxarco and Carbon contained herein and those contained in the documents and instruments delivered pursuant hereto will be true at and as of the Effective Date as though made at the Effective Date and will survive the Effective Date, and notwithstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases Laxarco or Carbon of such representation, warranty, covenant or agreement), or any investigation by the Company, the same will remain in full force and effect.

The representations, warranties, covenants and agreement of the Company contained herein and those contained in the documents and instruments delivered pursuant hereto will be true at and as of the Effective Date as though made at the Effective Date and will survive the Effective Date, and notwithstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases the Company of such representation, warranty, covenant or agreement), or any investigation by Laxarco, the same will remain in full force and effect.

CONDITIONS PRECEDENT

The obligations of the Company to consummate the transactions herein contemplated are subject to the fulfilment of each of the following conditions at the times stipulated:

the representations and warranties of Laxarco and Carbon contained herein are true and correct in all respect at and as of the Effective Date except as may be in writing disclosed to and approved by the Company; and

all covenants, agreements and obligations hereunder on the part of Laxarco to be performed or complied with at or prior to the Closing, including Laxarco's obligation to deliver the documents and instruments herein provided for, have been performed and complied with at and as of the Effective Date.

The conditions set forth in Section 11.1 are for the exclusive benefit of the Company and may be waived by the Company in writing in whole or in part at any time.

The obligations of Laxarco to consummate the transactions herein contemplated are subject to the fulfilment of each of the following conditions at the times stipulated, that:

the representations and warranties of the Company contained herein are true and correct in all material respects at and as of the Closing except as may be in writing disclosed to and approved by Laxarco; and

all covenants, agreements and obligations hereunder on the part of the Company to be performed or complied with at or prior to the Effective Date, including in particular the Company's obligations to deliver the documents and instruments herein provided for, have been performed and complied with as at the Closing.

The conditions set forth in Section 11.3 are for the exclusive benefit of Laxarco and may be waived by Laxarco in whole or in part at any time.

12.0     TRANSACTIONS OF LAXARCO AT THE EFFECTIVE DATE

At the Effective Date, Laxarco will execute and deliver or cause to be executed and delivered all documents, instruments, resolutions and share certificates as are necessary to effectively transfer and assign the Carbon Shares to the Company free and clear of all Liens, including;

share certificates representing the Carbon Shares registered in the name of Laxarco, duly endorsed for transfer to the Company;

the Escrow Agreement, duly executed by the Board of Directors of Laxarco;

certified copies of resolutions of directors of Laxarco authorizing the transfer of the Carbon shares and the registration of the Carbon Shares in the name of the Company and authorizing the issue of new share certificates in the name of the Company;

duly issued share certificates registered in the name of the Company representing 3,750 organized shares in the capital of Carbon, the total organized shares in the capital of Carbon being 5,000 organized shares;

a Closing Warranty and Certificate of Laxarco confirming that the conditions to be satisfied by the Company, unless waived, set out in Section
11.1 have been satisfied at the Effective Date and that all representations and warranties of Laxarco and Carbon contained in this Agreement are true at and as of the Effective Date in the form attached as Schedule "N".

13.0 TRANSACTIONS OF THE COMPANY AT THE EFFECTIVE
DATE

The Company will deliver or cause to be delivered the following at the Effective Date:

copies of all written Approvals;

share certificates to the escrow agent representing the Company's Shares duly registered in the name of Laxarco;

written confirmation of the escrow agent that the Company's Shares have been issued to Laxarco, and are being held by the escrow agent pursuant to the terms of the Escrow Agreement;

a Closing Warrant and Certificate from the Board of Directors of the Company confirming that the conditions to be satisfied by the Company, unless waived, set out in Section 11.3 have been satisfied at the Effective Date and that all representations and warranties of the Company contained in this Agreement are true at and as of the Effective Date in the form attached as Schedule "I";

the Escrow agreement duly executed by the Company and the Escrow
Agent;

copies, certified if requested, of all minutes and consent resolutions of the directors of the Company authorising the Company to:

enter into and fulfil the terms of this Agreement;

issue such number of common shares in the capital stock of the Company to complete the Share Exchange Agreement;

execute and deliver the Escrow Agreement;

appoint such persons as directors and officers of the Company as at the date at which the shares are released from the escrow agreement to Laxarco as Laxarco may direct, save for one director from the present board of directors of the Company to remain on the newly constituted board of directors;

TRANSFER OF STONE CANYON SHARES

The Company, upon written notice from Stone Canyon and pursuant to the fulfilment of the conditions of this Agreement including but not limited to the release of the Company's Shares to Laxarco, will deliver to Stone Canyon all of the issued and outstanding shares of Stone Canyon Resources Inc. owned by the Company, that being 2,901,007 shares for $1.00 and other good and valuable consideration.

POST CLOSING AGREEMENTS, COVENANTS AND OBLIGATIONS

Laxarco will indemnify and hold harmless the Company from and against:

any and all losses, damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of Laxarco under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Company hereunder; and

any and all actions, suits, proceedings, demands, assessments, judgements, costs and legal and other expenses incidental to any of the foregoing.

The Company will indemnify and hold harmless Laxarco and Carbon from and against:

any and all losses, damages or deficiencies resulting from any misrepresentation , breach of warranty or non-fulfilment of any covenant on the part of the Company under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Laxarco and Carbon hereunder; and

any and all actions, suits, proceedings, demands, assessments, judgements, costs and legal and other expenses incidental to any of the foregoing.

Laxarco hereby agrees and covenants to conduct all further investigations, development and research to reach the Successful Completion of the technology as defined in this Agreement.

Upon Successful Completion of the technology as verified by the Independent Valuator the Company will direct the release of the ATNY Shares to Laxarco on terms as provided in the Escrow Agreement.

16.0     TIME OF THE ESSENCE

Time is of the essence of this Agreement.

17.0    FURTHER ASSURANCES

17.1 The parties will execute and deliver such further documents and instruments and do all such acts and things as may be reasonably necessary or requisite to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated by this Agreement.

18.0    SUCCESSORS AND ASSIGNS

This Agreement will enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of all parties to this Agreement.

COUNTERPARTS

19.1 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

20.0     NOTICE

20.1 All notices, requests, demands and other communications required or permitted hereunder, or desired to be given with respect to their rights or interest herein, assigned or reserved, shall be deemed to have been properly given or delivered, when delivered personally or sent by registered mail or sent by electronic communication with all postage or other charges fully prepaid, and addressed to the parties respectively as follows:

To Laxarco:

Laxarco Holding Limited
Office 302, Sofouli 2,
P.O. Box 2545
Nicosia, Cyprus

To the Company:

Automated Transfer Systems Corporation
#210-214-11th Ave S.E.
Calgary, Alberta T2G 0X8

To the Escrow Agent:

Lawler & Associates
2820 Townsgate Road, Suite 200
Westlake Village, CA 91361

Or such other address as any Person may specify by notice in writing to the other.

Any notice delivered on a business day, or sent by electronic communication on a business day, will be deemed conclusively to have been effectively given on the date notice was delivered or transmitted.

Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the tenth business day after posting; but if at the time of posting or between the time of posting and the tenth business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

AGENTS

21.1 Laxarco warrants to the Company that no agent or other intermediary has been engaged by Laxarco in connection with the share exchange herein contemplated; and the Company warrrants to Laxarco that no agent or other intermediary has been engaged by the Company in connection with the share exchange herein contemplated.

22.0     PROPER LAW

22.1 This Agreement will be governed by and construed in accordance with the laws of the State of Colorado and the parties will attorn to jurisdiction of the Courts thereof.

IN WITNESS WHEREOF the parties hereto have set their hand and seal as of the day and year first above written.

SIGNED, SEALED and DELIVERED
by AUTOMATED TRANSFER SYSTEMS
CORPORATION in the presence of:


/S/ MERISSA KOSOWAN

AUTOMATED TRANSFER SYSTEMS CORPORATION

/S/ CAMERON HAWORTH

SIGNED, SEALED and DELIVERED
by LAXARCO HOLDING LIMITED
in the presence of:


//S/ ANDREAS PIFANIS


LAXARCO HOLDING LIMITED


/S/ PANAYIOTA PIFANI


SIGNED, SEALED and DELIVERED
by CARBON RESOURCES LIMITED
in the presence of:



/S/ ROBERT COOLEY

CARBON RESOURCES LIMITED


/S/ THOMAS COOLEY


SIGNED, SEALED and DELIVERED
by STONE CANYON RESOURCES LTD.
in the presence of:


/S/ MERISSA KOSOWAN


STONE CANYON RESOURCES LTD.


/S/ JACQUELINE DANFORTH